Exhibit 10.2

EXECUTION COPY

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of March, 2005, by and among WAVEDIVISION HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), KNOLOGY BROADBAND OF CALIFORNIA, INC., a Delaware corporation (“Seller”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). Buyer and Seller are collectively referred to as the “Parties.”

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated the date hereof (the “Purchase Agreement”) pursuant to which Seller has agreed to sell, and Buyer has agreed to purchase, subject to the terms of the Purchase Agreement, substantially all of the assets of Seller related to the Business (the “Transaction”);

WHEREAS, Section 4.2(a) of the Purchase Agreement provides for the escrow of certain funds to protect Seller with respect to the willingness or ability of Buyer to consummate the Transaction;

WHEREAS, the Parties desire to appoint the Escrow Agent as escrow agent for the purpose of receiving, holding, investing and distributing the Deposit (as defined below), and the Escrow Agent is willing to act as escrow agent with respect to the Deposit subject to and in accordance with the terms and conditions of this Agreement;

WHEREAS, Section 4.2(c) of the Purchase Agreement provides for the post-closing escrow of certain funds to protect Buyer with respect to the matters that Seller has agreed to indemnify Buyer against pursuant to the Purchase Agreement; and

WHEREAS, the Parties desire to appoint the Escrow Agent as escrow agent for the purpose of receiving, holding, investing and distributing the Post-Closing Escrow (as defined below), and the Escrow Agent is willing to act as escrow agent with respect to the Post-Closing Escrow subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the purchase and sale of the Acquired Assets contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. As used herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Appointment and Agreement of Escrow Agent. Each of the Parties hereby appoints the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

3. Deposit. Buyer has deposited with the Escrow Agent on the date hereof (or will make such deposit on the next business day following the date hereof if this Agreement is not executed on a business day) the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in immediately available funds pursuant to Section 4.2(a) of the Purchase Agreement (the ”Deposit”). Buyer confirms to the Escrow Agent and Seller that the Deposit is free and clear of all encumbrances, except as may be created by this Agreement and the Purchase Agreement.

4. Purpose of Deposit; Investment of Deposit. The Deposit shall be held by the Escrow Agent for the benefit of Seller against payment of the Purchase Price and as security for the performance by Buyer of its obligations under the Purchase Agreement, and any interest, dividends or other amounts earned on the Deposit (“Income”) shall be delivered to Buyer in accordance with this Agreement. The Escrow Agent shall hold the Deposit and Income in escrow and shall invest the Deposit and Income in accordance with Section 9 hereof.

5. Release of Deposit.

(a) Buyer and Seller shall provide the Escrow Agent with at least five (5) days prior written notice (the “Closing Notice”) of the Closing Date. Such Closing Notice shall direct the Escrow Agent to disburse to Seller the Deposit on the Closing Date by transferring the Deposit to the Post-Closing Escrow Account (as defined below), on behalf of Seller and as partial payment of the Purchase Price. The Closing Notice shall also direct the Escrow Agent to cause a wire transfer of the Income to be paid to the order of Buyer to an account designated by Buyer in the Closing Notice, which wire transfer shall occur on the Closing Date.

(b) (i) Upon any termination of the Purchase Agreement pursuant to Section 11.2(b) of the Purchase Agreement or any termination of the Purchase Agreement by Seller pursuant to Section 11.2(d) of the Purchase Agreement, Seller shall be entitled to retain the Deposit as reimbursement for its out-of-pocket expenses incurred in connection with, and as liquidated damages and as its sole remedy with respect to, such termination of the Purchase Agreement. Seller shall provide written notice of such termination to the Escrow Agent (with a simultaneous copy to Buyer). Buyer shall have five (5) business days from the receipt by the Escrow Agent of such notice to object to the proposed distribution by written notice delivered to Seller and the Escrow Agent. If Buyer consents, or does not object within such five (5) business day period, to the distribution of the Deposit to Seller as contemplated by this Section 5(b)(i), the Escrow Agent shall promptly distribute the Deposit to Seller pursuant to written instructions from Seller. If Buyer objects to such distribution, as evidenced by written notice to the Escrow Agent and Seller, then Seller will not be entitled to the payment of, nor shall the Escrow Agent be obligated to disburse, the Deposit until the Escrow Agent has received joint written instructions from Buyer and Seller directing the Escrow Agent to disburse all or a portion of the Deposit to Buyer or Seller (as the case may be), or upon receipt of a copy of an arbitrator’s final decision directing the disposition of the Deposit, as provided in Section 15 hereof. On the date of any disbursement of the Deposit to the Seller in accordance with this Section 5(b)(i), the Escrow Agent shall disburse the Income earned on the Deposit as of such date to an account designated by Buyer.

(ii) Upon any termination of the Purchase Agreement pursuant to Section 11.2(a), (c) or (e) thereof or any termination of the Purchase Agreement by Buyer pursuant to Section 11.2(d) thereof, Buyer shall be entitled to the return of the Deposit and the Income. Buyer shall provide written notice of such termination to the Escrow Agent (with a simultaneous copy to Seller). Seller shall have five (5) business days from the receipt by the Escrow Agent of such notice to object to the proposed distribution by written notice delivered to Buyer and the Escrow Agent. If Seller consents, or does not object within such five (5) business day period, to the distribution of the Deposit and the Income to Buyer as contemplated by this Section 5(b)(ii), the Escrow Agent shall promptly distribute the Deposit and the Income to Buyer pursuant to written instructions from Buyer. If Seller objects to such distribution, as evidenced by written notice to the Escrow Agent and Buyer, then Buyer shall not be entitled to the payment of, nor shall the Escrow Agent be obligated to disburse, the Deposit and the Income until the Escrow Agent has received joint written instructions from Buyer and Seller directing the Escrow Agent to disburse all or a portion of the Deposit and the Income to Buyer or Seller (as the case may be), or upon receipt of a copy of an arbitrator’s final decision directing the disposition of the Deposit and the Income, as provided in Section 15 hereof.

6. Post-Closing Escrow. On the Closing Date, an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Post-Closing Principal”) shall be deposited into a segregated account established by the Escrow Agent (the “Post-Closing Escrow Account”) as follows: (a) pursuant to Section 5(a) of this Agreement, the Deposit (for clarity, $500,000.00) shall be transferred by the Escrow Agent, on behalf of Seller and as partial payment of the Cash Payment, to the Post-Closing Escrow Account; and (b) pursuant to Section 4.2(b)(ii) of the Purchase Agreement, Buyer shall deliver, on behalf of Seller and as partial payment of the Purchase Price, Five Hundred Thousand and 00/100 Dollars ($500,000.00) via wire transfer to the Escrow Agent for deposit in the Post Closing Escrow Account.

7. Purpose of Post-Closing Escrow; Investment of Post-Closing Escrow. The Post-Closing Principal and any accrued interest, dividends or other amounts thereon (collectively the “Post-Closing Escrow”) shall be held by the Escrow Agent to protect Buyer with respect to the matters as to which Seller is required to indemnify Buyer against pursuant to the provisions of Section 14.3 and Article XV of the Purchase Agreement (the “Indemnification Claims”). The Escrow Agent shall hold the Post-Closing Escrow in escrow and shall invest the Post-Closing Escrow in accordance with Section 9 hereof.

8. Release of Post-Closing Escrow.

(a) Promptly, and in any event within two (2) business days following the Escrow Agent’s receipt of a joint written notice by Buyer and Seller from time to time (each, an “Indemnification Disbursement Notice”), the Escrow Agent shall disburse all or a portion of the Post-Closing Escrow to Buyer as provided in such Indemnification Disbursement Notice.

(b) Fifty percent (50%) of the Post-Closing Escrow (the “Initial Escrow Amount”) less the total amount of (i) all amounts disbursed to Buyer under Section 8(a) prior to the expiration of 180 days after the Closing Date (the “Initial Holdback Period”) and (ii) all Indemnification Claims made to Seller prior to the end of the Initial Holdback Period by Buyer and unresolved between the Parties as of the end of the Initial Holdback Period (the amounts in clause (ii) being the “Initial Retained Portion”) shall be paid to Seller as set forth in a joint written notice to the Escrow Agent from Buyer and Seller, which joint written notice shall be delivered on the business day immediately following the expiration of the Initial Holdback Period. Promptly, and in any event within two (2) business days following the Escrow Agent’s receipt of such joint written notice, the Escrow Agent, as directed in such joint written notice, shall disburse all or a portion of the Initial Escrow Amount to Seller and shall retain the Initial Retained Portion together with any interest or income thereon, in escrow, and the Initial Holdback Period shall be extended with respect thereto, until the earlier of: (i) five (5) business days following the delivery to the Escrow Agent of joint written instructions signed by Buyer and Seller directing the Escrow Agent as to whom to disburse all or any part of the Initial Retained Portion together with any interest or income earned thereon; or (ii) ten (10) business days after a copy of an arbitrator’s final decision has been delivered to the Escrow Agent with respect to any Indemnification Claims to the extent said arbitrator’s final decision contains instructions as to whom to disburse all or part of the Initial Retained Portion together with any interest or income thereon, provided, however, the Escrow Agent shall have notified the Parties hereto and provided them with copies of said arbitrator’s final decision at least four (4) business days before the Escrow Agent proposes to release all or part of the Initial Retained Portion pursuant to said arbitrator’s final decision. In no event shall the Escrow Agent be obligated under this Section 8(b) to pay any amounts to any Party in excess of the Initial Escrow Amount and any accrued interest thereon.

(c) The balance of the Post-Closing Escrow (the “Final Escrow Amount”), after giving effect to Section 8(b), less the total amount of (i) all amounts paid to Buyer under Section 8(a) after the end of the Initial Holdback Period and prior to the expiration of the 365 days after the Closing Date (the “Final Holdback Period”) and (ii) all Indemnification Claims made to Seller after the end of the Initial Holdback Period and prior to the end of the Final Holdback Period by Buyer and unresolved between the Parties as of the end of the Final Holdback Period (the amounts in clause (ii) being the “Final Retained Portion”) shall be paid to Seller as set forth in the joint written notice to the Escrow Agent from Buyer and Seller, which joint written notice shall be delivered on the business day immediately following the expiration of the Final Holdback Period. Promptly, and in any event within two (2) business days following the Escrow Agent’s receipt of such joint written notice, the Escrow Agent, as directed in such written notice, shall disburse all or a portion of the Final Escrow Amount to Seller and shall retain the Final Retained Portion together with any interest or income thereon, in escrow, and the Final Holdback Period shall be extended with respect thereto, until the earlier of: (i) five (5) business days following the delivery to the Escrow Agent of joint written instructions signed by Buyer and Seller directing the Escrow Agent as to whom to disburse all or any part of the Final Retained Portion together with any interest or income earned thereon; or (ii) ten (10) business days after a copy of an arbitrator’s final decision has been delivered to the Escrow Agent with respect to any Indemnification Claims to the extent said arbitrator’s final decision contains instructions as to whom to disburse all or part of the

Final Retained Portion together with any interest or income thereon, provided, however, the Escrow Agent shall have notified the Parties hereto and provided them with copies of said arbitrator’s final decision at least four (4) business days before the Escrow Agent proposes to release all or part of the Final Retained Portion pursuant to said arbitrator’s final decision. In no event shall the Escrow Agent be obligated under this Section 8(c) to pay any amounts to any Party in excess of the Final Escrow Amount and any accrued interest thereon.

9. Investment of Funds. Prior to the Closing, so long as any portion of the Deposit shall continue to be held by the Escrow Agent, and after the Closing, so long as any portion of the Post-Closing Escrow shall continue to be held by the Escrow Agent, the Escrow Agent shall hold the Deposit and the Post-Closing Principal, as the case may be, in separate segregated accounts and the Deposit and the Post-Closing Principal, as the case may be, together with any earnings thereon, shall be invested at the joint written direction of Buyer and Seller in: (a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing not more than 30 days after the date of acquisition, (b) time deposit accounts, certificates of deposit or money market deposits maturing within 30 days of the date of acquisition thereof issued by a bank or trust company (including the Escrow Agent) which is organized under the laws of the United States of America or any state thereof and which bank or trust company has capital surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or similar equivalent rating) or higher by at least one nationally recognized statistical rating organization or any money-market fund (such as the STI Classic U.S. Treasury Securities Money Market Fund) sponsored by a registered broker dealer or mutual fund distributor (including the Escrow Agent); or (c) other investments consented to by the Parties in writing. Unless otherwise instructed in writing, the Escrow Agent shall invest the Deposit and the Post-Closing Principal and all earnings thereon in the STI Classic U.S. Treasury Securities Money Market Fund. With respect to the Deposit, no investment shall have a maturity greater than June 30, 2005, or such longer period as the Parties may agree in writing furnished to the Escrow Agent; with respect to the Initial Escrow Amount, no investment shall have a maturity greater than 180 days after the Closing; and with respect to the Final Escrow Amount, no investment shall have a maturity greater than 364 days after the Closing. The Escrow Agent shall have the power to sell or liquidate any of the foregoing investments and withdraw funds from the Deposit and the Post-Closing Escrow in each case only in order to make such disbursements as authorized herein. The Escrow Agent shall not invest the proceeds except as provided in this Section 9. The Escrow Agent shall not have any liability for any loss suffered as a result of any investment made as provided above, any liquidation of any such investment prior to its maturity, or the failure of the Parties to give the Escrow Agent any written instruction to invest or reinvest the Deposit, the Post-Closing Escrow or any interest or income thereon.

10. Notices. All notices, instructions and other communications provided for herein shall be in writing and shall be deemed validly given, made or served, on the date of delivery in the case of personal delivery, forty-eight (48) hours after deposit (taking into account only business days and provided that with respect to the Escrow Agent, the Escrow Agent must receive actual notice in order to act) with the U.S. Postal Service if sent by certified mail, return receipt requested, or upon facsimile confirmation of receipt on a business day addressed as follows:

if to Buyer:	Tax ID#: 45-0495565

WaveDivision Holdings, LLC
401 Kirkland Park Place, Suite 410
Kirkland, WA 98033
Attention: Steven Weed, Chief Executive Officer
Facsimile No.: (425) 576-8221
Phone No.: (425) 896-1900

with required copy
(which shall not constitute notice) to:

Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, WA 98104
Attention: James A. Penney, Esq.
Facsimile No.: (206) 587-2308
Phone No.: (206) 254-4452

if to Seller:	Tax ID#: 20-0151993

Knology Broadband of California, Inc.
1241 O.G. Skinner Drive
West Point, Georgia 31833
Attn: General Counsel
Fax Number: (706) 645-0148
Phone No.: (706) 645-8553

with required copy
(which shall not constitute notice) to:

Morris, Manning & Martin
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Terresa R. Tarpley, Esq.
Fax No.: (404) 364-3172
Phone No.: (404) 504-7764

if to Escrow Agent:

SunTrust Bank

Corporate Trust Division

25 Park Place

24th Floor

Atlanta, Georgia 30303

Attention: Olga G. Warren

Fax No.: (404) 588-7335

Phone No.: (404) 588-7262

or to such other addresses as the Parties may designate to each other Party in accordance with this Section 10.

11. Fees. All compensation and other amounts payable to the Escrow Agent for holding the Deposit and the Post-Closing Escrow in escrow, investing the Deposit and the Post-Closing Principal, disbursing the Deposit and the Post-Closing Escrow and acting as Escrow Agent hereunder shall be a joint and several obligation of Buyer and Seller (but solely as between the parties shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller) in accordance with the Compensation Schedule attached hereto as Schedule A within ten (10) days following a request for payment. The Escrow Agent shall send all requests for payment to the respective addresses for Buyer and Seller set forth in Section 10 hereof.

12. Duties of Escrow Agent. The Escrow Agent’s duties and responsibilities shall be limited to those expressly set forth in this Agreement, and the Escrow Agent shall not have any duties under, be subject to, nor be obliged to recognize, any other agreement between, or direction or instruction of, any or all of the Parties hereto, including but not limited to the Purchase Agreement, even though reference thereto may be made herein. With the Escrow Agent’s written consent, this Agreement may be amended at any time or times by an instrument in writing signed by all of the then Parties hereto, including the Escrow Agent. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall be under no obligation to refer to the Purchase Agreement or any other documents between or among the Parties related in any way to this Agreement. The Escrow Agent shall have no duty as to the collection or protection of the Deposit or the Post-Closing Escrow, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such property actually in its possession.

13. Limitation on Liability. The Escrow Agent, its officers, directors, employees, attorneys, agents and affiliates shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its own gross negligence or willful misconduct. The Escrow Agent hereby executes this Agreement in and only in its capacity as Escrow Agent and not in any other capacity whatsoever.

14. Reliance. The Escrow Agent shall be entitled to rely and shall be protected in acting in reliance upon any writing furnished to it by any Party hereto in accordance with the terms hereof, and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Party and believed by the Escrow Agent in good faith to be genuine and to have been signed by the proper Party. The Escrow Agent may consult with counsel with respect to any question relating to its duties or responsibilities hereunder and shall not be liable for any action taken or omitted in good faith on advice of such counsel.

15. Conflicting Claims. In the event of any disagreement between the Parties hereto resulting in conflicting claims and demands being made in connection with or against the Deposit or the Post-Closing Escrow, as the case may be, the Escrow Agent shall refuse to comply with any claim or demand of any Party until such disagreement is finally resolved in the manner provided below, but shall continue to comply with the other terms and conditions of this Agreement, and in so doing the Escrow Agent shall not be or become liable to any Party. In the event of a conflict or dispute over the release of funds under Section 5 or Section 8, the Escrow Agent shall retain the Initial Retained Portion or the Final Retained Portion, as the case may be (each a “Retained Portion”). The Escrow Agent shall retain the Retained Portion, together with any interest or income thereon in escrow, and the term of this Agreement with respect to such Retained Portion shall be extended with respect thereto until the earlier of: (i) five (5) business days following the delivery to the Escrow Agent of joint written instructions signed by the Parties directing the Escrow Agent as to whom all or any part of the Retained Portion and any and all interest or income thereon is to be distributed; or (ii) ten (10) business days after a copy of an arbitrator’s final decision with respect to any claims has been delivered to the Escrow Agent to the extent said arbitrator’s final decision contains instructions as to whom to disburse all or part of the Retained Portion together with interest or income thereon; provided, however, the Escrow Agent shall have notified the Parties and provided the Parties with copies of said arbitrator’s final decision at least four (4) business days before the Escrow Agent proposes to release all or any part of the Retained Portion pursuant to the arbitrator’s final decision.

16. Attachment, Garnishment, Etc. If all or any part of the Deposit or the Post-Closing Escrow is at any time attached, garnished or levied upon, or in case the payment, assignment, transfer, conveyance or delivery of all or any part of the Deposit or the Post-Closing Escrow shall be stayed or enjoined by any court order, or in case any order or judgment shall be made or entered by any court affecting all or any part of the Deposit or the Post-Closing Escrow, then in any of such events, the Escrow Agent shall rely upon and comply with any such order, writ, judgment or decree, which it believes in good faith is binding upon it, and if it complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

17. Taxes. To the extent that the Escrow Agent becomes responsible for the payment of withholding taxes in respect of income derived from the investment of funds held hereunder or any payment made hereunder, the Escrow Agent may pay such taxes. The Escrow Agent shall be indemnified by the Parties and held harmless against any liability for taxes and for any penalties or interest in respect of taxes on such investment income or payments recognized or reportable by the Parties relating to the Deposit or the Post-Closing Escrow in the manner provided in Section 18. Each of Buyer and Seller shall furnish to Escrow Agent a completed Form W-9. The Escrow Agent shall have no duty to prepare or file any tax return or report with respect to the deposit or the Post-Closing Escrow or any earnings thereon.

18. Indemnification. Each of Seller and Buyer shall jointly and severally reimburse and indemnify and hold harmless the Escrow Agent, its employees, directors, officers and agents for, and against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising directly or indirectly out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify Buyer and Seller in writing. For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the indemnifying party, and all reasonable costs and expenses, including, but not limited to, counsel fees and disbursements paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The Escrow Agent shall have no right of setoff under this Agreement or otherwise against the Deposit or the Post-Closing Escrow. Solely as between the parties hereto, payments to the Escrow Agent shall be apportioned 50% to Buyer and 50% to Seller.

19. Resignation or Removal of Escrow Agent. The Escrow Agent may at any time resign by written notice of such resignation to the Parties, in which event the Parties shall designate a successor escrow agent within thirty (30) days following the receipt of such notice. The Parties shall have the right at any time by mutual written agreement to remove the Escrow Agent and appoint a successor. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having assets in excess of $2 billion, shall be appointed by the parties by written instrument executed by each of the parties and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the parties or the successor escrow agent, execute and deliver to such successor escrow agent all the right, title and interest hereunder in and to the Deposit of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor escrow agent shall have been appointed within 30 business days of a notice of resignation by the Escrow Agent, the Escrow Agent shall be entitled to deposit into the registry or custody of any court of competent jurisdiction any part or all of the Deposit or the Post-Closing Escrow. Upon its resignation and delivery of the Deposit or the Post-Closing Escrow as set forth above, the Escrow Agent shall be discharged from any and all further obligations arising in connection with the escrow contemplated by this Agreement. The Escrow Agent shall be entitled to its compensation earned prior to any removal or resignation.

20. Termination. This Agreement shall terminate on the date on which there is no property remaining in the Deposit or the Post-Closing Escrow; provided that the rights of the

Escrow Agent under Sections 11, 13 and 18 hereunder and the other Parties hereto under Sections 5 and 8 hereunder shall survive the termination hereof and the resignation or removal of the Escrow Agent; provided further that nothing herein shall relieve any Party other than the Escrow Agent from liability for any breach of this Agreement.

21. Further Assurances. From time to time on and after the date hereof, the Parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

22. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware, and the Parties hereto irrevocably submit to the jurisdiction of such courts and waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of such counterpart; provided, however, that each party hereto will promptly thereafter deliver counterpart originals of such counterpart facsimiles delivered by or on behalf of such party.

24. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, provided, however, there shall be no assignment hereof or any interest herein without the express, written consent of the Escrow Agent and each of the Parties.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties and the Escrow Agent have executed this Escrow Agreement as of the day, month and year first above written.

BUYER:

WAVEDIVISION HOLDINGS, LLC

By:	/s/ Steve B. Weed
Name:	Steve B. Weed
Title:	CEO

SELLER:

KNOLOGY BROADBAND OF CALIFORNIA, INC.

By:	/s/ Rodger L. Johnson
Name:	Rodger L. Johnson
Title:	President & CEO

ESCROW AGENT:

SUNTRUST BANK

By:	/s/ Olga G. Warren
Name:	Olga G. Warren
Title:	First Vice President

Counterpart Signature Page to Escrow Agreement

SCHEDULE A

SCHEDULE OF FEES

The annual administration fee of $2,500.00 for administering this Escrow Agreement is payable in advance at the time of closing and if applicable, will be invoiced each year to the appropriate party(ies) on the anniversary date of the closing of the Escrow Agreement. Also, a one-time legal fee of $500.00 is payable in advance at the time of Closing.

Out of pocket expenses such as, but not limited to postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal or accounting, etc., will be billed at cost.

These fees do not include extraordinary services which will be priced according to time and scope of duties. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.

It is acknowledged that the schedule of fees shown above are acceptable for the services mutually agreed upon.

Note: This fee schedule is based on the assumption that the escrowed funds will be invested in SunTrust’s cash sweep account, STI Classic Fund.